PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of September 19, 2007 (the “Effective Date”), is made by and between SEVENS ST. LOUIS L.L.C., a Delaware limited liability company (“Seller”), and TRIPLE NET LLC, a Virginia limited liability company (“Purchaser”).

In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

SECTION 1.

PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, transfer and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of Seller’s right, title and interest in and to that certain parcel of land (the “Land”) located in the City of St. Louis, State of Missouri, being more particularly described on Exhibit A attached hereto and made a part hereof, together with all buildings, structures and improvements thereon (the “Improvements”), and certain personal property and intangible property, if any, owned by Seller and used in connection with Seller’s ownership and operation of the Land and Improvements (the “Personal Property”; the Land, the Improvements and the Personal Property, herein collectively called the “Property”).

SECTION 2.

PURCHASE PRICE

2.1 The purchase price for the Property shall be TWENTY EIGHT MILLION TWO HUNDRED FIFTY THOUSAND AND 00/100 ($28,250,000.00) DOLLARS (the “Purchase Price”), which shall be paid as follows:

(a) Within one (1) business day following the execution and delivery of this Agreement by Seller and Purchaser, Purchaser shall deposit with Fidelity National Title Insurance Company of New York (the “Escrow Agent”) the amount of One Million and 00/100 ($1,000,000) Dollars, and within one (1) business day of the Effective Date, which amount shall be held by the Escrow Agent in an interest bearing account. Such amount as shall have been deposited with the Escrow Agent pursuant to this Section 2.1, and all interest earned thereon are referred to herein collectively as the “Deposit”. The Deposit will be non-refundable except in the event of a termination by Purchaser pursuant to this Agreement and subject thereto shall be paid to the Seller at Closing. At the same time as the delivery of the initial Deposit to the Escrow Agent, Purchaser shall deliver to the Escrow Agent, for immediate release to Seller an additional sum of $100.00 (the “Independent Consideration Amount”), which amount has been bargained for and agreed to as independent consideration for granting to Purchaser, in accordance with this Agreement, the right to purchase the Property. The Independent Consideration Amount is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

(b) The balance of the Purchase Price (i.e. the Purchase Price less the Deposit, plus or minus other adjustments required under this Agreement), shall be paid at Closing by wire transfer of funds in such amount in accordance with the written instructions delivered by Seller to Purchaser.

SECTION 3.

INSEPCTION PERIOD, TITLE AND SURVEY; REPRESENTATIONS

3.1 Inspection Period.

(a) Notwithstanding any provision of this Agreement to the contrary, this Agreement and the obligations of Purchaser hereunder are contingent upon Purchaser determining the suitability of the Property in Purchaser’s sole discretion. Purchaser shall have August 23, 2007 (the “Inspection Period”) to examine the Property with respect to all matters concerning the Property. Any testing, examinations, inspections or investigations shall be conducted on at least one (1) business days notice to Seller, during business hours, from time to time, and subject to the rights of tenants, and shall not under any circumstances compromise or affect the structural integrity of the Property. Purchaser must obtain Seller’s prior written approval of the scope and method of any physically intrusive inspection, testing or investigation of the Property (other than a Phase I environmental inspection) including, but without limitation, any inspection which would involve taking subsurface borings or related investigations, and any inspection which would materially alter the physical condition of the Property. Seller and its representatives, agents, and/or contractors shall have the right to be present during any testing, investigation, or inspection of the Property. In no event shall any governmental agencies having jurisdiction over the Property, or Seller’s vendors directly without Seller’s prior written approval. Purchaser shall have the right to conduct tenant interviews provided the same are conducted in the presence of Seller or its representatives and Seller agrees to make itself or its representative available for such interviews, if at least 24 hours notice is given to Seller. If prior to the expiration of the Inspection Period, Purchaser determines that the Property is not suitable to Purchaser for any reason, then Purchaser shall give written notice thereof (the “Termination Notice”) to Seller and the Escrow Agent prior to 5:00 p.m. (EST), on the last day of the Inspection Period (as the same may be extended). If Purchaser timely advises Seller and the Escrow Agent that it elects not to proceed with this transaction, the Escrow Agent shall return to Purchaser the Deposit, and thereafter this Agreement shall be terminated and neither party shall have any further rights or obligations hereunder except for the except for such obligations which are expressly stated herein to survive the Closing or the termination of this Agreement ( the “Surviving Obligations”). TIME SHALL BE OF THE ESSENCE with respect to this Section 3.1(a), and if the Termination Notice shall not be timely given to the Seller and the Escrow Agent by the expiration of the Inspection Period, this Agreement shall remain in full force and effect in accordance with its terms. Purchaser agrees to deliver to Seller copies of all Reports (hereinafter defined) at the time the a Termination Notice is given by Purchaser. The obligations to deliver the Reports shall survive the termination of this Agreement.

(b) On or before the expiration of the Inspection Period, Purchaser may deliver written notice to Seller (the “Service Contracts Notice”) specifying any Service Contracts with respect to which Purchaser desires to have the Seller deliver notices of termination at the Closing (the “Terminated Contracts”); provided that (i) the effective date of such termination after Closing shall be subject to the express terms of such Terminated Contracts, (ii) if any such Service Contract cannot by its terms be terminated, it shall be assumed by Purchaser and not be a Terminated Contract, and (iii) to the extent that any such Terminated Contract requires payment of a penalty or premium for cancellation, Purchaser shall pay any cancellation fees or penalties. If Purchaser fails to deliver the Service Contracts Notice on or before the expiration of the General Inspection Period, there shall be no Terminated Contracts and Purchaser shall assume all Service Contracts at the Closing.

(c) Purchaser agrees that, in making any physical or environmental inspections of the Property, Purchaser and all of Purchaser’s agents entering onto the Property shall carry not less than One Million Dollars ($1,000,000) commercial general liability insurance with a company licensed to do business in the state where the Property is located insuring all activity and conduct of Purchaser and such representatives while exercising such right of access. Seller shall be named as additional insured on such commercial general liability policy. Purchaser represents and warrants that it carries not less than One Million Dollars ($1,000,000) commercial general liability insurance with contractual liability endorsement which insures Purchaser’s indemnity obligations and, upon receipt of a written request from Seller, will provide Seller with written evidence of same.

(d) All information provided by Seller to Purchaser or obtained by Purchaser relating to the Property in the course of Purchaser’s review, including, without limitation, any environmental assessment or audit, if any (collectively, the “Reports”) shall be treated as confidential information by Purchaser and Purchaser shall instruct all of its employees, agents, representatives, contractors, equity investors and lenders (collectively, “Purchaser Representatives”) as to the confidentiality of all such information. In the event that this transaction is not closed for any reason, then Purchaser shall maintain the confidentiality of such information, and shall instruct Purchaser Representatives not to disclose any such information to any other party. Purchaser hereby agrees that money damages would not be a sufficient remedy for any breach or threatened breach of this paragraph by Purchaser or Purchaser Representatives and that the Seller shall be entitled, without the requirement of posting a bond or other security, to specific performance and injunctive or other equitable relief in the event of any such breach or threatened breach, in addition to all other remedies available to the Seller at law or in equity. Purchaser hereby agrees to indemnify, defend, and hold harmless the Seller and Seller Related Parties (as hereinafter defined) from and against any losses, claims, damages or liabilities arising out of a breach of this paragraph by Purchaser or Purchaser Representatives and to reimburse each Seller Related Party for all costs and expenses (including reasonable counsel fees) incurred in connection therewith. This indemnity agreement shall be in addition to any other liabilities that Purchaser or Purchaser Representatives may have to any Seller Related Party.

(e) Except as may be specifically provided elsewhere in this Agreement, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports or audits or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in Seller’s Possession). It is the parties’ express understanding and agreement that such materials are provided only for Purchaser’s convenience in making its own examination and determination prior to the expiration of the Inspection Period as to whether it wishes to purchase the Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information. Except with respect to the Surviving Obligations, Purchaser hereby releases Seller and its agents, representatives, and employees from any and all claims, demands, and causes of action, past, present, and future that Purchaser may have relating to (i) the condition of the Property at any time, before or after the Closing, including without limitation, the presence of any hazardous materials, including but not limited to mold, or (ii) any other matter pertaining to the Property. This release shall survive the Closing or the termination of this Agreement, as applicable.

(f) Purchaser shall restore the Property to its condition existing immediately prior to Purchaser’s inspection, testing, investigation and survey thereof. Purchaser shall be liable for all damage or injury to any person or property resulting from, relating to or arising out of any such inspection, testing, investigation or survey, whether occasioned by the acts of Purchaser or any of its employees, agents, representatives or contractors and Purchaser shall promptly satisfy any lien which may arise or be filed against Seller or the Property in connection with any such inspection, testing, investigation or survey. Purchaser shall indemnify, defend and hold harmless Seller and its agents, employees, officers, directors, affiliates, advisors and asset managers from any loss, liability or damage resulting from any such inspection, testing, investigation, survey or lien filed against Seller or the Property in connection therewith. This indemnification by Purchaser shall survive the Closing or the termination of this Agreement, as applicable.

3.2 Title and Survey.

(a) Seller has ordered an owner’s title insurance report from Fidelity National Title Insurance Company (the “Title Company”). Upon Seller’s receipt of the same, Seller shall send a copy of the title insurance report (the “Title Commitment”) and legible copies of any covenants, easements and other items listed as title exceptions therein to Purchaser, together with a copy at Purchaser’s option, of a survey, or an update thereof, for the Property (the “Survey”). In the event (i) the Survey obtained by Purchaser shows any matter affecting the Property that is unacceptable to Purchaser, other than the state of facts shown on a survey last dated February 23, 1999 prepared by Donald R. Wuertz or (ii) any exceptions, other than matters shown on Schedule 1, appear in the Title Commitment that are unacceptable to Purchaser, Purchaser shall by 5 p.m. New York time on the tenth (10th) day following receipt of the Survey and the Title Commitment (time being of the essence) (the “Title Approval Period”), notify Seller in writing of such facts, the reasons therefor and the curative steps that would remove the basis for Purchaser’s objection (“Purchaser’s Title Objections”). Upon the expiration of the Title Approval Period, except for Purchaser’s Title Objections, Purchaser shall be deemed to have accepted the form and substance of the Survey, all matters shown or addressed thereon, and all items shown or addressed in the Title Commitment (collectively, the “Approved Title Matters”).

(b) Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any effort or expense whatsoever to eliminate or modify any of Purchaser’s Title Objections; provided, however, Seller shall be obligated to satisfy any mortgages created by Seller; any voluntary liens created by Seller; any mechanic’s lien resulting from any work contracted for by Seller; any judgment liens against Seller and any other monetary liens not to exceed $250,000 (collectively, “Seller’s Cure Obligations”). Seller, however, at its sole option, may attempt to eliminate or modify all or a portion of Purchaser’s Title Objections to Purchaser’s reasonable satisfaction prior to the Closing Date or within such additional period of time (up to thirty (30) days in the aggregate thereafter), for which Seller shall have the right to adjourn the Closing. In the event Seller is unable or unwilling to attempt to eliminate or modify all of Purchaser’s Title Objections to the reasonable satisfaction of Purchaser, Seller shall provide written notice to Purchaser of those objections Seller will not attempt or be able to cure (“Seller’s Notice”). Thereafter, Purchaser shall have the option (as its sole and exclusive remedy) to (x) terminate this Agreement by delivering written notice thereof to Seller by the earlier to occur of (i) the Closing Date (as the same may be adjourned as provided in this Agreement), or (ii) five (5) business days after Seller’s Notice, time being of the essence to the giving of Purchaser’s notice or (y) proceed to Closing without adjustment to the Purchase Price. If Purchaser shall duly give such termination notice, then this Agreement shall thereupon terminate, and upon such termination, Purchaser shall be entitled to the return of the Deposit, and neither party shall have any obligation hereunder other than the Surviving Obligations.

(c) The term “Permitted Encumbrances” as used herein includes: (i) all of the Approved Title Matters, (ii) matters shown on Schedule 1, (iii) any Purchaser’s Title Objection (other a Seller’s Cure Obligation”) that remains uncured, for whatever reason, at the earlier to occur of (A) Closing (as the same may be adjourned as provided in this Agreement) or (B) five (5) business days after Seller’s provision of the Seller’s Notice, (iv) the rights and interests of parties claiming under the Leases, and (v) liens for real property taxes, assessments, and water and sewer meter charges which are not due and payable as of the Closing Date and/or which are apportioned pursuant to this Agreement.

(d) Purchaser may, at or prior to Closing, notify Seller in writing of any objection to title (i) raised by the Title Company between the expiration of the Title Approval Period and the Closing and (ii) not disclosed by the Title Company or otherwise known to Purchaser prior to the expiration of the Title Approval Period; provided that Purchaser must notify Seller of such new objection to title within two (2) business days of being made aware of the existence of such matter. If Purchaser sends such notice to Seller, Purchaser and Seller shall have the same rights and obligations with respect to such notice as apply to Purchaser’s Title Objections under Sections 3.3(b) and (c) hereof.

3.3 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

(a) Purchaser is a Virginia limited liability company, duly organized and validly existing under the laws of the Commonwealth of Virginia, and has the power to enter into this Agreement and to execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and Purchaser has obtained all necessary corporate, partnership or other organizational authorizations required in connection with the execution, delivery and performance of this Agreement and the transaction contemplated herein and has obtained the consent of all entities and parties (whether private or governmental) necessary to bind Purchaser to this Agreement;

(b) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale transaction contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions or provisions of any agreement or instrument to which Purchaser, or any shareholder, partner or related entity or affiliate of Purchaser, is a party or by which Purchaser, any shareholder, partner or related entity or affiliate of Purchaser, or any of Purchaser’s assets is bound;

(c) Purchaser has the financial resources to timely consummate the purchase and sale transaction contemplated by this Agreement;

(d) with respect to each source of funds to be used by Purchaser to purchase the Property (respectively, the “Source”), at least one of the following statements shall be accurate as of the Closing Date: (i) the Source does not include the assets of (A) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, or (B) a “plan” as defined in Section 4975(a) of the Internal Revenue Code of 1986, as amended (“Code”), or (ii) the Source includes the assets of (A) an “employee benefit plan” as defined in Section 3(3) of ERISA or (B) a “plan” as defined in Section 4975 of the Code (each of which has been identified to the Seller in writing pursuant to this Section 3.3 at least ten (10) business days prior to the Closing Date), but the use of such Source to purchase the Property will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. The Source is in compliance with the Orders (as hereinafter defined);

(e) Purchaser, and all beneficial owners of Purchaser, are in compliance with all laws, statutes, rules and regulations of any federal, state or local governmental authority in the United States of America applicable to such Persons (as hereinafter defined), including, without limitation, the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). For purposes of this subsection, “Person” shall mean any corporation, partnership, limited liability company, joint venture, individual, trust, real estate investment trust, banking association, federal or state savings and loan institution and any other legal entity, whether or not a party hereto; and

(f) Neither Purchaser nor any of the beneficial owners of Purchaser:

(1)	is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(2)	has been indicted or arrested for money laundering or for predicate crimes to money laundering, convicted or pled nolo contendere to charges involving money laundering or predicate crimes to money laundering;

(3)	has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(4)	is owned or controlled by, nor acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(5)	shall transfer or permit the transfer of any interest in Purchaser or such parties to any Person who is, or whose beneficial owners are, listed on the Lists; or

(6)	shall assign this Agreement or any interest herein, to any Person who is listed on the Lists or who is engaged in illegal activities.

If Purchaser or any Purchaser Related Party (as hereinafter defined) become listed on the Lists or are indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering (each, a “Triggering Event”), Purchaser shall immediately notify Seller, but in no event later than five (5) business days after the occurrence of the Triggering Event. In the event of a Triggering Event, Seller may terminate this Agreement upon written notice to Purchaser, whereupon the Deposit, subject to compliance with applicable governmental regulations, shall be retained by Seller, and neither party shall have any further obligation hereunder except for the Surviving Obligations. At Seller’s option, Purchaser shall have ten (10) business days after receipt of Seller’s notice to remove such party from any interest in Purchaser.

The Purchaser’s representations and warranties set forth in this Section 3.3 shall survive the Closing or termination of this Agreement. As a condition precedent to Seller’s obligation to close the purchase and sale transaction contemplated in this Agreement, Purchaser’s representations and warranties contained herein must remain and be true and correct as of the Closing Date. Prior to the Closing Date, Purchaser shall notify Seller in writing of any facts, conditions or circumstances which render any of the representations and warranties set forth in this Section 3.2 in any way inaccurate, incomplete, incorrect or misleading.

3.4 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

(a) it has the full right, power, and authority to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on it under this Agreement, except to the limited extent, if any, specifically and expressly set forth in this Agreement;

(b) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which it is a party or by which it, or any of its assets is bound;

(c) Seller has not received written notice of any pending or threatened condemnation or eminent domain proceedings relating to or affecting the Property and Seller has no knowledge of the same;

(d) Except as set forth on Schedule 2 attached hereto, there is no litigation, unsatisfied order or judgment, action, suit, legal proceeding, arbitration or governmental investigation which has been filed or threatened in writing against Seller or materially affecting the Property or Seller’s ability to consummate the transactions contemplated hereby;

(e) Except as set forth on Schedule 3 attached hereto, Seller has not received written notice of, nor to Seller’s knowledge is there, any uncured violation of any Legal Requirements relating to the use, construction, upkeep, repair, maintenance or operation of the Property;

(f) To Seller’s knowledge: (i) , except as set forth in Schedule 4, there are no Leases or other tenancies for any space in the Real Property; (ii) set forth on Schedule 4 is a true, correct and complete list of all documents constituting the Leases; and (iii) except as set forth in Schedule 4, there are no defaults existing under said Leases including with respect to additional rent;

(g) To Seller’s knowledge, (i) , except as set forth in Schedule 5, there are no Service Contracts affecting the Real Property; (ii) set forth on Schedule 5 is a true, correct and complete list of all documents constituting the Service Contracts; and (iii) except as set forth in Schedule 4, there are no defaults existing under said Service Contracts;

(h) The Property is not covered by a collective bargaining agreement with respect to any employees thereat. Seller has not contributed to any pension fund on behalf of any employees at the Property;

(i) To Seller’s knowledge, no party, other than Purchaser, has any option or other right or right of first refusal to purchase the Property. Seller has not entered into any written agreement (other than this Agreement) providing for the sale of the Property to any party which agreement remains in effect as of the date hereof; and

(j) The operating statements delivered to Purchaser are the same statement used by Seller in the ordinary course of its business; and

(j) Either (a) Seller is not (i) an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) a “plan” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)), or (iii) an entity whose underlying assets are treated as “plan assets” for purposes of ERISA by reason of an employee benefit plan’s investment in such entity, or (b) the sale of the Property by Seller is exempted from the prohibited transaction restrictions of Section 406 of ERISA and Section 4975 of the Code pursuant to a prohibited statutory or class exemption.

he Seller’s representations and warranties set forth in Section 3.4 shall survive the Closing for a period of ninety (90) days. If any Leases which have been exhibited to Purchaser or its representatives contain provisions that are inconsistent with the representations set forth in Section 3.3 above, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to the provisions of the Leases. As a condition precedent to Purchaser’s obligation to close the purchase and sale transaction contemplated in this Agreement, Seller’s representations and warranties contained herein must remain and be true and correct in all material respects as of the Closing Date, unless such representations and warranties have changed by reason of facts or circumstances which pursuant to the terms of this Agreement are permitted to have occurred (e.g., Seller terminating or entering into a new Lease in accordance with this Agreement, tenant defaults, vacancies, etc.) Prior to the Closing Date, Seller shall notify Purchaser in writing of any facts, conditions or circumstances which render any of the representations and warranties set forth in this Section 3.3 in any way inaccurate, incomplete, incorrect or misleading. The parties agree that if on or prior to Closing Purchaser has actual knowledge that any representation or warranty of Seller is inaccurate, incomplete, incorrect or misleading, and whether or not Purchaser elects to close the transaction (as opposed to terminating this Agreement), Purchaser shall have no claim against Seller in connection with a breach of such representation or warranty and shall not look to Seller and/or Seller Related Parties (as hereinafter defined) for any redress or relief thereof. The Purchaser may not assert a claim against the Seller and/or Seller Related Parties if at the time of the Closing the Purchaser had knowledge of such breach and nonetheless proceeded with the Closing. Purchaser and Seller agree that if subsequent to the Closing Purchaser first becomes aware that any representation or warranty of Seller is inaccurate, incomplete, incorrect or misleading, Purchaser shall have no claim against Seller and/or Seller Related Parties in connection with a breach of such representation or warranty and shall not look to Seller and/or Seller Related Parties for any redress or relief thereof unless (i) a claim is made by Purchaser against Seller for breach of such representation or warranty before the expiration of the survival period and (ii) Purchaser’s damages as a result of such breach are reasonably estimated to aggregate at least $25,000. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of the Seller for breaches of the representations and warranties herein shall not exceed $500,000 (the “Liability Cap”). Purchaser and Seller agree that the words “Seller’s knowledge” and words of similar import shall mean the actual knowledge of Matthew Harvey (the property manager) and/or Robert Bergman (the asset manager) without any independent investigation on his part to determine the existence or absence of such facts.

3.5 Tenant Estoppel Certificates; SNDAs.

(a) Seller agrees to deliver to all tenants of the Property a request for an estoppel certificate in the form of Exhibit F attached hereto. The parties agree that, subject to the provisions of subparagraph (b) below, it shall be a condition to Purchaser’s obligation to close title under this Agreement that an estoppel certificate either substantially in the form of Exhibit F or in the form required by a tenant’s Lease, be delivered to Purchaser, from not less than tenants under the Leases covering at least 80% of the leased square footage at the Property, inclusive of any tenant (a “Major Tenant”) occupying more than 7,000 sf (the “Required Tenant Estoppels”), no later than five (3) business days before Closing. Seller agrees to use good faith efforts to obtain such Required Tenant Estoppels, provided however, Seller shall not be obligated to expend any funds in order to do so. Notwithstanding the foregoing, if at Closing Seller is unable or fails to deliver such Required Tenant Estoppels, Seller may execute and deliver to Purchaser, at Closing, its own certificate with respect to tenants from whom estoppel certificates were not received and whose Leases are in full force and effect and cover no more than 5% of the leased square footage of the Property (and none of the Major Tenants) in the form of Exhibit F or in the form required by a tenant’s Lease, appropriately modified to reflect that they are certificates of Seller and made to Seller’s knowledge; hereinafter, the “Seller’s Estoppel Certificate”) and the statements of Seller contained therein shall survive the Closing until the earlier of (a) 60 days after Closing, and (b) the date Purchaser obtains an estoppel certificate from a tenant for whom Seller delivered a Seller’s Estoppel Certificate. In the event that any representation or warranty of Seller set forth in Section 3.5 was confirmed in a Tenant Estoppel, notwithstanding anything to the contrary set forth in this Agreement, such Seller’s representation and warranty shall not survive Closing. Notwithstanding the foregoing, the aggregate liability of Seller under the Seller Estoppel Certificates and Section 3.5 shall not exceed the Liability Cap.

(b) The parties agree that each Tenant Estoppel containing non-material exceptions, qualifications or modifications shall be deemed to be an acceptable estoppel certificate for purposes of this Section 3.6. In the event a Tenant Estoppel contains a material exception or qualification or alleges a material default by Seller (a “Material Default”), Purchaser’s sole and exclusive remedy shall be to terminate this Agreement by delivering notice thereof in writing to Seller, on the earlier of five (5) business days after the date of delivery to Purchaser of a Tenant Estoppel alleging a Material Default and the Closing Date (the “Estoppel Termination Notice”), time being of the essence as to the giving of such notice. If Purchaser shall timely give the Estoppel Termination Notice, then subject to Seller’s option set forth below, this Agreement shall terminate, and upon such termination, Purchaser shall be entitled to the return of the Deposit, and neither party shall have any obligation hereunder other than the Surviving Obligations.

3.6 CC&R Agreements; Parking Agreement. Seller shall request an estoppel certificate from the parties to any CC&R agreement affecting the Property in the form required under any such CC&R Agreement. In addition, Seller shall request an estoppel certificate from the party to parking agreement affecting the Property in the form required under such agreement and delivery of the same to Purchaser shall be a condition to closing.

3.7 SNDAs. At Purchaser’s request given at any time after the expiration of the Inspection Period, Seller agrees to deliver to any tenant of the Property a subordination, non-disturbance and attornment agreement (“SNDA”) on the form attached hereto as Exhibit H; provided, however that receipt signed counterparts of said SNDAs by Purchaser for tenants other than Dickinson Hussman Architects and Smith Moor & Co. shall not be a condition to Purchaser’s obligation to close hereunder.

3.8 Purchaser Estoppel and SNDA Review. Seller agrees to provide each proposed Tenant Estoppel certificate and SNDA to Buyer for review two business days before sending it to the applicable Tenant.

SECTION 4.

ACCEPTANCE OF PROPERTY

4.1 “As Is”. Purchaser agrees that Purchaser or its duly authorized agent will have examined and investigated to Purchaser’s full satisfaction the physical, economic and legal condition of the Property, and made all other inquiries Purchaser deemed necessary in connection with the transaction herein contemplated. Purchaser is satisfied to purchase the Property in its “as is” condition as of the Effective Date, reasonable wear and tear from the Effective Date excepted. Any information, data, schedules, photographs, surveys, set-ups, representations or other materials furnished to or obtained by Purchaser were for preliminary purposes only and are superseded by this Agreement. Purchaser has not relied thereon in executing this Agreement. Except as expressly set forth in this Agreement, no representations, warranties or agreements of any kind whatsoever have been made by Seller in regard to the physical or operating condition of the Property, the condition of Seller’s title thereto, freedom from defects, latent or patent, the income or profit to be derived from the Property, the expenses of operation and maintenance thereof, the present or prospective rental income therefrom, or any other matter or thing affecting or relating to the whole or any part of the Property, and no representation, covenant or warranty shall survive the Closing, other than the Surviving Obligations. In arriving at its decision to purchase the Property, Purchaser did not rely upon any statements by Seller, Seller’s agents or employees or anyone else acting or purporting to act on Seller’s behalf, except as expressly set forth in this Agreement. Purchaser acknowledges and agrees that the Property is to be acquired subject to all notes or notices of violations of law or municipal ordinances, orders or requirements noted in or issued by any governmental authority having jurisdiction thereof against or affecting the Property.

4.2 Purchaser shall rely solely upon Purchaser’s own knowledge of the Property based on its investigation of the Property and its own inspection of the Property in determining the Property’s physical condition. Except as expressly set forth in this Agreement to the contrary, Purchaser releases Seller, any person, entity or party related to or affiliated with Seller (the “Seller Related Parties”) and their respective successors and assigns from and against any and all claims which Purchaser or any person, entity or any party related to or affiliated with Purchaser (each, a “Purchaser Related Party”) has or may have arising from or related to any matter or thing related to or in connection with the Property, including the documents and information referred to herein, the leases and the tenants thereunder, any construction defects, errors or omissions in the design or construction and any environmental conditions, including but not limited to mold, and, except as expressly set forth in this Agreement to the contrary, neither Purchaser nor any Purchaser Related Party shall look to Seller, the Seller Related Parties or their respective successors and assigns in connection with the foregoing for any redress or relief. This release shall be given full force and effect according to each of its express terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action. The provisions of this Section 4.2 shall survive the termination of this Agreement or the Closing Date and shall not be deemed to have merged into any of the documents executed or delivered at the Closing. To the extent required to be operative, the disclaimers and warranties contained herein are “conspicuous” disclaimers for purposes of any applicable law, rule, regulation or order.

SECTION 5.

CLOSING

5.1 Closing. The closing of the purchase and sale transaction contemplated herein (the “Closing) shall take place through an escrow established with the Title Company at 10:00 a.m. New York time on October 24, 2007 (the “Closing Date”), as the same may have been adjourned as provided in this Agreement).

5.2 Possession. Possession of the Property shall be delivered to Purchaser at the Closing, subject to the Permitted Encumbrances.

5.3 Proration. All rents, other amounts payable by the tenants under the Leases, utilities, water and sewer meter charges and all other operating expenses with respect to the Property for the month in which the Closing occurs, and real estate taxes and other assessments with respect to the Property for the tax year in which the Closing occurs, shall be prorated as of 11:59 p.m. New York time on the day before the Closing Date with Purchaser receiving the benefits and burdens of ownership on the Closing Date, provided however, if the funds representing the balance of the Purchase Price have not been received by Seller or Seller’s lender by 5:00 p.m. New York time on the Closing Date, all pro-rations shall be recalculated as of the next business day. Seller shall provide estimated pro-rations no later than four (4) business days prior to Closing and the Closing shall be delayed for each day that Seller fails to timely deliver said estimated pro-rations.

(a) If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases and all other income from the Property have actually been paid through the month in which the Closing occurs (it being agreed that Seller is entitled to all arrears in rent), the apportionment of such rents and other amounts and other income shall be upon the basis of such rents, other amounts and other income actually received by Seller. Subsequent to the Closing, if any such rents, other amounts and other income are actually received by Purchaser from the tenants owing such amounts, all such amounts shall be applied first to the month preceding the month in which the Closing occurs, then to the month in which the Closing occurs, then to rents due to Purchaser which are past due, and the balance shall be immediately paid by Purchaser to Seller. Purchaser shall make a good faith effort and attempt to collect any such rents and other amounts and other income not apportioned at the Closing for the benefit of Seller; however, Purchaser shall not be required to expend any substantial funds or institute any litigation in its collection efforts. Nothing in this Agreement shall restrict Seller’s right to collect delinquent rents directly from a tenant by any legal means, and Seller shall be entitled to keep any such rents or other damages so collected. At Closing, prepaid rents and refundable security deposits in the possession or control of Seller on Closing (together with any interest accrued thereon only if interest is specifically required to be paid thereon under applicable law or under the terms of a specific Lease) at Seller’s sole option shall either be (i) transferred to Purchaser at Closing and not subject to adjustment, or (ii) adjusted by way of a credit in favor of Purchaser.

(b) (1) If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes and assessments shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation, with a further reconciliation to be made when the final rate or valuation rate is received.

(2) If any certiorari or other proceedings for the reduction of real estate taxes are pending at the Closing Date with respect to the tax year in which the Closing occurs or any tax year prior thereto, Seller shall continue the prosecution of such action. Any tax refund resulting from such proceeding, net of Seller’s costs of prosecuting the same, and after deducting any refunds required to be made to tenants pursuant to Leases, shall be apportioned between Seller and Purchaser in the same proportion that real estate taxes for such tax year are apportioned.

(c) If the Closing shall occur before the actual amount of utilities, water or sewer meter charges or other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the apportionment of such utilities, water or sewer meter charges or other operating expenses shall be upon the basis of an estimate by Seller of such utilities, water or sewer meter charges or other operating expenses for such month. Subsequent to the Closing, when the actual amount of such utilities, water or sewer meter charges or other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the parties agree to adjust the proration of such utilities, water or sewer meter charges or other operating expenses and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment.

(d) If Leases contain obligations (“ Lease Obligations”) on the part of the tenants for: (i) CPI or similar adjustments, (ii) percentage rents, (iii) escalation payments for taxes, labor or operations, and/or (iv) other expenses including, without limitation, common area maintenance or any other operating cost pass-throughs or retroactive charges payable by tenants which have accrued as of the Closing Date but are not then due and payable, the amount of such Lease Obligations shall be prorated as of the Closing Date and paid and adjusted between Seller and Purchaser when the actual amount of such Lease Obligations with respect to the Property is determined and such Lease Obligations have been received by Purchaser from such tenant or tenants.

(e) New Tenant Costs shall be pro-rated in accordance with Section 8.2 hereof and any tenant improvement costs, leasing commissions, rent concessions or other leasing costs attributable to the current term of any Lease entered into as of the Effective Date shall be the responsibility of Seller (“Seller Inducement Obligations”). To the extent any Seller Inducement Obligations are outstanding at Closing, Purchaser shall receive a credit for the same.

The agreements of Seller and Purchaser set forth in this Section 5.3 shall survive the Closing. All prorations shall be completed and finalized no later than twelve (12) months following the Closing Date.

5.4 Closing Costs. Purchaser shall pay, on the Closing Date, the title insurance premium for the owner’s policy and any endorsements thereto, all survey update charges, all recording and filing charges and fees to record the documents evidencing the conveyance of the Property, and all other costs and charges of the closing and consummation of the purchase and sale transaction contemplated in this Agreement as customarily charged to and payable by a purchaser in such transactions in the location in which the Land is situate (including one-half of the escrow charges of the Title Company). Seller shall pay, on the Closing Date, costs and charges of the closing and consummation of the purchase and sale transaction contemplated in this Agreement as customarily charged to and payable by a seller in such transactions in the location in which the Land is situate (including one-half of the escrow charges of the Title Company). Notwithstanding the foregoing, each party shall pay its own attorneys’ fees and the fees of any accountants and/or advisors incurred in connection with the transaction contemplated in this Agreement.

5.5 Seller’s Obligations at the Closing. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(a) Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Title Company to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(b) Deed. A duly executed and acknowledged deed conveying to Purchaser the Land and Improvements subject only to the Permitted Encumbrances, in the form of Exhibit B attached hereto, sufficient to enable the Title Company to issue its standard form owner’s policy to Purchaser, at Purchaser’s expense, insuring fee simple title to the Land and Improvements, subject only to the Permitted Encumbrances. Purchaser shall be entitled to request that the Title Company provide such endorsements (or amendments) to the title policy as Purchaser may reasonably require, provided that (i) such endorsements shall be issued at no cost to, and shall not impose any additional liability on, Seller, (ii) Purchaser’s obligations under this Agreement shall not be conditioned upon Purchaser’s ability to obtain such endorsements and, if Purchaser is unable to obtain such endorsements, Purchaser shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement without reduction of or set off against the Purchase Price, and (iii) the Closing shall not be delayed as a result of Purchaser’s request.

(c) Assignment. A duly executed and acknowledged counterpart Assignment and Assumption of Service Agreements, Warranties and Leases in the form attached to this Agreement as Exhibit C (the “Assignment”), and a Bill of Sale in the form attached hereto as Exhibit C-1 (the “Bill of Sale”).

(d) FIRPTA Affidavit. A duly executed affidavit of Seller in form attached hereto as Exhibit D certifying that Seller is not a “foreign person,” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and in any applicable state laws for the state in which the Property is located.

(e) Tenant Notices. Duly executed notice to tenants or lessees under the Leases in form attached hereto as Exhibit E.

(f) Original Documents. The originals of all Leases and Service Contracts in Seller’s Possession.

(g) Transfer Tax Forms. All transfer tax and other similar tax returns which Seller is required by law to execute and acknowledge and to deliver, either individually or together with Purchaser, to any governmental authority as a result of the sale, and if Seller is responsible for payment of such taxes in accordance with this Agreement, checks made payable to the appropriate governmental authority in the required amounts (unless Seller authorizes the Title Company to deduct and pay such expenses out of monies payable to Seller).

(h) Rent Roll. An updated Rent Roll for the Property.

(i) Escrow Direction. A confirmation to Escrow Agent confirming the prorations and the Closing and directing that the Deposit and Purchase Price is to be delivered to Seller (the “Escrow Direction”).

(j) Records and Files. Records and files which are in Seller’s Possession relating to the current operation and maintenance of the Property, including, without limitation, current tax bills, current water, sewer, utility and fuel bills, billing records for Tenants, repair and maintenance records and the like which affect or relate to the Property. The parties agree to cooperate so that, to the extent practical, deliveries of background records at or prior to the Closing which Purchaser desires to have delivered to it will be identified to the satisfaction of the parties at the Closing without actual delivery at Closing, provided satisfactory arrangements for post-closing delivery are made.

(k) Form 1099-S. Information for 1099-S Report Filing in the form of Exhibit G annexed hereto in accordance with Section 6045 of the Code. Pursuant to Section 6045 of the Code, Purchaser’s counsel is hereby designated to be the person responsible for complying with such reporting requirements.

5.6 Purchaser’s Obligations at the Closing. At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

(a) Purchase Price. The balance of the Purchase Price, plus or minus other adjustments required under this Agreement, by wire transfer of immediately available funds to Seller.

(b) Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by Seller and/or the Title Company authorizing Purchaser’s acquisition of the Property pursuant to this Agreement and the execution of this Agreement and any documents to be executed by Purchaser at the Closing.

(c) Assignment. A duly executed and acknowledged counterpart Assignment.

(d) Escrow Direction. A duly executed counterpart of the Escrow Direction.

(e) Transfer Tax Forms. Duly executed and acknowledged transfer tax forms described in Section 5.5(g).

5.7 Property Management/Leasing Commission Agreements. At Closing, Seller will terminate its management agreement and any leasing commission agreements for the Property.

SECTION 6.

RISK OF LOSS

6.1 Condemnation. If, prior to Closing, (i) the whole or any part of the Property or any interest in the Property is taken by condemnation or right of eminent domain and (ii) such taking by condemnation or right of eminent domain results in (A) the taking of all or any part of the Improvements, (B) the loss of any parking spaces which causes the Property not to comply with applicable zoning ordinances or (C) a permanent loss of any means of vehicular access to the Property, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which case Purchaser shall be entitled to the return of the Deposit, and thereafter neither party shall have any rights or obligations under this Agreement, other than the Surviving Obligations or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

6.2 Casualty. Except as otherwise provided in this Agreement, Seller assumes all risks for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If before the Closing, the Property, or any part thereof, suffers any damage from fire or other casualty which in Seller’s reasonable estimate will (i) entitle any Major Tenant to rightfully terminate is Lease; (ii) require in excess of $500,000 or (iii) require more than 180 days to repair and restore, Seller will notify Purchaser of such fact (the “Seller’s Casualty Notice”), and either Seller or Purchaser may terminate this Agreement by notice to the other party given within ten (10) days following Seller’s Casualty Notice to Purchaser, in which case Purchaser shall be entitled to the return of the Deposit, and thereafter neither party shall have any rights or obligations under this Agreement, other than the Surviving Obligations . If neither party terminates this Agreement, it shall remain in full force and effect, Purchaser agrees that it will consummate the Closing and accept the assignment of Seller’s right, title and interest in and to the net proceeds (or rights under the policy) of any insurance covering such damage, including any rent loss insurance for the period after the Closing (less an amount equal to any expenses and costs incurred by Seller to collect or adjust such insurance or to secure the Improvements or initiate repairs or restoration of the Property, and any portion of such proceeds paid or to be paid on account of the loss of rents or other income from the Property for the period prior to and including the Closing Date shall be payable to Seller (collectively, “Seller Expenses”), to the extent the amount of such net proceeds does not exceed the Purchase Price, plus an amount equal to Seller’s deductible or uninsured loss under its insurance policy applicable to such casualty, and there shall be no reduction in the Purchase Price or obligation of Seller to complete restoration. If prior to the Closing, the Property, or any part thereof, suffers any such damage which will not entitle a Major Tenant to terminate its Lease or in Seller’s reasonable estimate require less than $500,000 or 180 days to repair or restore, Purchaser agrees that it will consummate the Closing and accept the assignment of the net proceeds (or rights under the policy) of any insurance covering such damage, including any rent loss insurance for the period after the Closing (less Seller Expenses), to the extent the amount of such net proceeds does not exceed the Purchase Price, plus an amount equal to Seller’s deductible under its insurance policy applicable to such casualty, and there shall be no reduction in the Purchase Price or obligation of Seller to complete restoration.

6.3 Uniform Vendor and Purchaser Risk Act. Purchaser and Seller each hereby waives the Uniform Vendor and Purchaser Risk Act and agree that the provisions of this Section 6 shall govern the respective rights and obligations of Purchaser and Seller with respect to the subject matter of this Section 6.

SECTION 7.

DEFAULT

7.1 Breach by Seller. In the event that Seller shall fail to close this transaction because of Seller’s default in the performance of Seller’s obligations under this Agreement, Purchaser, as Purchaser’s sole and exclusive right and remedy, shall either: (1) terminate this Agreement and receive a refund of the Deposit plus reimbursement by Seller of Purchaser’s actual out of pocket documented third party due diligence costs not to exceed $75,000 or (2) pursue the remedy of specific performance of Seller’s obligations under this Agreement, provided that (i) any such suit for specific performance must be filed within thirty (30) days after Purchaser first becomes aware of the breach or default by Seller, and (ii) Purchaser is not in breach or default in the performance of its obligations under this Agreement. It is agreed that, notwithstanding anything to the contrary in this Agreement that Purchaser shall not be required to deposit the Purchase Price into Escrow in order to exercise its remedies for Seller default contained herein.

7.2 Breach by Purchaser. In the event that Purchaser fails to consummate the transaction contemplated by this Agreement (including delivery of the additional deposit), this Agreement shall terminate and Seller shall receive and retain the Deposit as liquidated damages (and not as a penalty or forfeiture) and as Seller’s sole remedy and relief hereunder (except for the Surviving Obligations). Seller and Purchaser acknowledge that the actual damages to Seller which would result from such failure would be extremely difficult to calculate or establish on the date hereof. In addition, Purchaser desires to have a limitation put upon its potential liability to Seller in the event of such failure by Purchaser. Seller and Purchaser specifically acknowledge and agree, after negotiation between Seller and Purchaser, that the amount of the Deposit constitutes reasonable compensation to Seller for such failure by Purchaser and shall be disbursed to and retained by Seller as liquidated damages in the event of such failure by Purchaser. None of the provisions of this Section 7.2 shall limit, impair or affect any of Purchaser’s indemnities of Seller or other Surviving Obligations as provided for elsewhere in this Agreement.

SECTION 8.

FUTURE OPERATIONS

8.1 Maintenance and Contracts. From the Effective Date of this Agreement until the Closing or earlier termination of this Agreement:

(a) Seller will continue to operate the Property in the customary and ordinary manner consistent with Seller’s current practices in effect as of the Effective Date, ordinary wear and tear and casualties excepted; and

(b) Seller will perform all of Seller’s material obligations under the Contracts. Seller will not, without the prior written consent of Purchaser (which consent will not be unreasonably withheld or delayed), modify, enter into, or renew any Contract which cannot be canceled upon thirty (30) days prior written notice without a fee.

8.2 Leasing. From the Effective Date until the Closing or earlier termination of this Agreement, Seller will endeavor to lease the Property in the customary and ordinary manner consistent with Seller’s current practices in effect as of the Effective Date; provided, however, that from and after the Inspection Period, Seller shall not enter into any new lease or amend any existing Lease without Purchaser’s consent, which consent may not be unreasonably withheld, conditioned or delayed. If subsequent to the Effective Date, Seller incurs any costs or expenses of entering into and/or performing obligations and/or work under or in connection with any new Leases or renewal or modification of existing Leases including, tenant improvement and/or leasing commission costs (collectively, “New Tenant Costs”), such costs shall be credited in favor of Seller at Closing. Seller shall supply invoices and statements for all New Tenant Costs to Purchaser at or prior to Closing. If any space is vacant at the time of Closing, Purchaser shall accept the Property subject to such vacancy. Seller does not warrant that any particular Lease or tenancy will be in force or effect at the Closing or that the tenants will have performed their obligations thereunder. Except as otherwise provided under this Agreement, the termination of any Lease or tenancy prior to the Closing by reason of the tenant’s default shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser. Seller agrees to send Purchaser a copy of any tenant correspondence received or sent by Seller after the Effective Date.

SECTION 9.

MISCELLANEOUS

9.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the first (1st) business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Airborne Express, or United Parcel Service, addressed to such party at the address specified below; or (d) at the time of electronic confirmation of receipt after being sent by facsimile to the following numbers. For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular person whose address is to be changed):

If to Seller:	c/o Sterling Advisors II L.L.C.
111 Great Neck Road
Great Neck, NY 11021
Attn: Richard A. Wilpon
Telephone: (516) 504-2100
Facsimile: (516) 504-2111
with a copy to:	Schiff Hardin LLP
900 Third Avenue
New York, NY 10022
Attn: Christine A. McGuinness, Esq.
Telephone: (212) 753-5000
Facsimile: (212) 753-5044
If to Purchaser:	Triple Net Properties, LLC
Attn: Scott Peters and Mat Streiff
Telephone: (714) 667-8252
Facsimile: (714) 881-2217
with a copy to:	Gregory Kaplan, PLC
7 East Second Street
Richmond, VA 23224-4253
Attn: Joseph McQuade, Esq.
Telephone: 804.916-9027
Facsimile: 804.230.0024
If to Escrow Agent:	Fidelity National Title Insurance Company
1 Park Avenue, Suite 1402New
York, NY 10016
Attn: Kenneth C. Cohen
Telephone: (212) 845-3135
Facsimile: (646) 742-0733

The attorneys are authorized to give any notice specified in this Agreement on behalf of their respective clients.

9.2 Real Estate Commissions. Seller shall pay to Colliers Investment Services Group (hereinafter called “Agent”) a commission in the amount agreed on, if and when payable in accordance with the terms of a separate agreement between Seller and Agent. Except for Agent, neither Seller nor Purchaser has authorized any broker or finder to act on Purchaser’s or Seller’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Purchaser agrees to indemnify, defend, protect and hold harmless Seller from and against any and all demands, claims, losses, damages, liabilities, costs or expenses of any kind or character (including reasonable attorneys’ fees and charges) arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby, other than claims of Agent based on Agent’s agreement with the Seller. Seller agrees to indemnify, defend, protect and hold harmless Purchaser from and against any and all claims, losses, damages, liabilities, costs or expenses of any kind or character, including reasonable attorneys’ fees and expenses, arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.

9.3 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

9.4 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

9.5 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

9.6 Time of Essence. Time is of the essence of this Agreement (other than for Seller’s rights to adjourn the Closing as expressly provided in this Agreement); however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States, the State of New York, or the State in which the Property is located, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday. As used in this Agreement, the term “business day” means every day other than Saturdays, Sundays, or other holidays on which banking institutions in New York or the State in which the Property is located are closed.

9.7 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Purchaser shall not assign this Agreement or Purchaser’s rights under this Agreement without the prior written consent of Seller, which consent may be withheld in its sole and absolute discretion. No assignment of this Agreement or Purchaser’s rights hereunder shall relieve Purchaser of its liabilities under this Agreement. This Agreement is solely for the benefit of Seller and Purchaser; there are no third party beneficiaries hereof. Notwithstanding the foregoing, Purchaser may assign this Agreement to an affiliate of Purchaser without Seller’s consent. Any assignment of this Agreement in violation of the foregoing provisions shall at Seller’s option be null and void.

9.8 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

9.9 Attorneys’ Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages as provided herein, reasonable attorneys’ fees incurred in such suit.

9.10 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one (1) agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature.

9.11 Exhibits. The exhibits and schedules attached to this Agreement and referred to herein are hereby incorporated into this Agreement by this reference and made a part hereof for all purposes.

9.12 Construction. Seller and Purchaser acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

9.13 No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded of public record in the county in which the Property is located or any other county. Should Purchaser ever record or attempt to record this Agreement, or a memorandum or affidavit thereof, or any other similar document, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein, Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the county in which the Land is located.

9.14 Merger Provision. Except as otherwise expressly provided herein, any and all rights of action of Purchaser for any breach by Seller of any representation, warranty or covenant contained in this Agreement shall merge with the Deed and other instruments executed at Closing, shall terminate at Closing, and shall not survive Closing.

9.15 Jury Waiver. PURCHASER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY PURCHASER OR BY SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

9.16 No Personal Liability of Officers, Directors, Etc. of Seller. Purchaser acknowledges that this Agreement is entered into by a limited liability company as Seller and Purchaser agrees that no shareholder or individual officer, partner, director, trustee, asset manager, employee, member, agent or other representative of Seller shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.

9.17 Choice of Law; Submission to Jurisdiction. This Agreement is made and delivered in New York, New York and St. Louis, Missouri and shall be governed by, and construed and interpreted in accordance with, the law of the State of Missouri. Any legal action, suit or proceeding in connection with this Agreement or for enforcement of any judgment rendered in any such action, suit or proceeding may be brought in the federal or state courts of the State of Missouri, and, Purchaser hereby irrevocably accepts and submits to the jurisdiction of the aforesaid courts in personam, generally and unconditionally with respect to any such action, suit, or proceeding for itself and in respect of its property.

9.18 S-X 3-14 Audit. At Purchaser’s sole cost and expense, Purchaser’s auditor may conduct an audit as required of Purchaser pursuant to Rule 3-14 of Securities and Exchange Commission Regulation S-X (the “3-14 Audit”) of the income statements of the Property for the last complete fiscal year immediately preceding the Closing Date and the stub period through the Closing Date (the “Covered Audit Period”), and Seller shall reasonably cooperate (at no cost or liability to Seller) with Purchaser’s auditor in the conduct of such 3-14 Audit. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit the operating statements of the Property, at Purchaser’s expense and, upon Purchaser’s prior written request, Seller shall allow Purchaser’s auditors reasonable access to such books and records maintained by Seller in respect to the Property and pertaining to the Covered Audit Period as necessary to conduct such 3-14 Audit, and (ii) Seller shall use reasonable efforts to provide to Purchaser such existing financial information as may be reasonably required by Purchaser and required for Purchaser’s auditors to conduct such 3-14 Audit; provided, however, that the ongoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession or control of Seller, the Seller’s accountants or Property Manager, at no cost or liability to any of such parties, and in the format that Seller or its accountants or Property Manager have maintained such information. Seller certifies and represents and warrants to Purchaser that to Seller’s actual knowledge, the materials delivered to Purchaser in connection with the 3-14 Audit shall be true and accurate in all material respects and to Seller’s actual knowledge there are no known fraud or material misrepresentation, or material subsequent events not reflected in such materials. Notwithstanding anything contained in this paragraph to the contrary, in no event shall Seller or any of Seller’s Affiliates be obligated to disclose any confidential or non-public financial information with respect to any of Seller’s Affiliates or any property of any such Seller’s Affiliate. Purchaser acknowledges and agrees that Purchaser’s obligation to close the transaction contemplated by this Agreement shall not be conditioned on the completion of such 3-14 Audit and Closing shall not be delayed in order for such 3-14 Audit to be completed. This provision this Section 9.18 shall survive Closing.

9.19 Access. Purchaser hereby agrees to retain all leases and lease related documents (the “Lease Documents”) with respect to the Property and in effect on or after the Seller’s acquisition of the Property; provided however, Purchaser shall have no obligation to retain any Lease Documents entered into after Closing. Purchaser shall cooperate fully, as and to the extent reasonably requested by Seller and Seller Related Parties, in delivering and/or granting access to Seller and/or Seller Related Parties of any of the Lease Documents that Seller and/or Seller Related Parties may require in connection with any accounting and/or tax audit with respect to Seller’s ownership and management of the Property. Notwithstanding anything to the contrary herein, Purchaser shall have no obligation to retain any of the Lease Documents after the date that is two (2) years from the last day of the fiscal year to which such Lease Document relates. In addition to the foregoing, after the Closing, Purchaser agrees to allow Seller and its designated representatives, on prior notice and during business hours, access to the documents, instruments, books and records for the Property dated prior to the date of Closing (the “Records”). Seller and its designated representatives shall have the right to make copies of the Records and the Lease Documents.

9.20 Further Assurances. Seller and Purchaser agree to execute such other documents and perform such other acts as may be reasonably necessary or proper and usual to effect this Agreement. This Section 9.20 shall constitute a Surviving Obligation.

SECTION 10.

ESCROW PROVISIONS

10.1 The Deposit shall be held in escrow by the Escrow Agent until the earliest of (a) the Closing, on which date the Deposit shall be released to Seller; (b) ten (10) days after the Escrow Agent shall have delivered to the non-sending party a copy of the notice sent by Seller or Purchaser stating that this Agreement has been terminated and that the party so notifying the Escrow Agent is entitled to the Deposit, following which period the Deposit shall be (i) delivered to Seller, in the case of a notice from Seller stating that Seller is entitled to the Deposit, or (ii) delivered to Purchaser, in the case of a notice from Purchaser stating that Purchaser is entitled to the Deposit; provided, in each case, however, that within such ten (10) day period the Escrow Agent does not receive either a notice containing contrary instructions from the other party hereto or a court order restraining the release of all or any portion of the Deposit; or (c) a joint notice executed by Seller and Purchaser is received by the Escrow Agent, in which event the Escrow Agent shall release the Deposit in accordance with the instructions therein contained. The Escrow Agent shall reasonably promptly deliver a duplicate copy of any notice received by it in its capacity as Escrow Agent to Seller and Purchaser. Notwithstanding anything to the contrary set forth herein, if Purchaser advises Seller and the Escrow Agent in accordance with Section 3.1 that Purchaser has elected to terminate this Agreement, then Escrow Agent shall promptly return the Deposit to Purchaser notwithstanding any objection by Seller..

10.2 The Deposit shall be held by the Escrow Agent in a separate interest-bearing money market or bank account. The Deposit may be invested on behalf of Seller or Purchaser; provided that any direction to the Escrow Agent for such investment shall be in writing and a completed, signed W-9 Form accompanies it. The Escrow Agent is not to be held responsible for the loss of principal or interest on any investment made pursuant to the aforesaid instruction or in the redemption thereof. If the Closing occurs, the Deposit shall be paid to Seller and applied to the Purchase Price. In the event that there is no Closing hereunder and the Deposit is to be paid to Seller pursuant to the terms of this Agreement, such payment shall be made to Seller, otherwise, the Deposit shall be paid to Purchaser.

10.3 In the event that (i) the Escrow Agent shall have received a notice containing contrary instructions or a court order as provided for in Section 10.1 hereof and within the time therein prescribed, or (ii) any other disagreement or dispute shall arise between the parties hereto resulting in adverse claims or demands being made for the Deposit, whether or not litigation has been instituted, then and in any such event the Escrow Agent shall refuse to comply with any claims or demands on it and continue to hold the Deposit until the Escrow Agent receives either (a) a written notice signed by both Seller and Purchaser directing the disposition of the Deposit, or (b) a final order of a court of competent jurisdiction, entered in a proceeding in which Seller, Purchaser and the Escrow Agent are named as parties, directing the disposition of the Deposit, in either of which events the Escrow Agent shall then dispose of the Deposit in accordance with said direction. The Escrow Agent shall not be or become liable in any way to any person or entity for its refusal to comply with any such claims or demands until and unless it has received a direction of the nature described in (a) or (b) above. Upon the taking by the Escrow Agent of any of the actions described in (a) and (b) above, the Escrow Agent shall be released of and from all liability hereunder. Notwithstanding the foregoing provisions of this Section 10.3, the Escrow Agent shall have the following right in the circumstances described in subdivision (i) or (ii) above: (y) if the Escrow Agent shall have received a written notice signed by either Seller or Purchaser advising that litigation between Seller and Purchaser over entitlement to the Deposit or any portion thereof has been commenced, the Escrow Agent may, on written notice to Seller and Purchaser, deposit the Deposit with the clerk of the court in which such litigation is pending, or (z) the Escrow Agent may, on written notice to Seller and Purchaser, take such affirmative steps as it may, at its option, elect in order to terminate its duties as escrow agent hereunder, including, but not limited to, the deposit of the Deposit with a court of competent jurisdiction and the commencement of an action in interpleader. Upon the taking by Escrow Agent of either of the actions described in (y) or (z) above, the Escrow Agent shall be released of and from all liability hereunder except for any previous willful misconduct or gross negligence.

10.4 The Escrow Agent shall not be liable for any error in judgment or for any act done or omitted by it in good faith, or for any mistake of fact or law and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document in good faith believed by the Escrow Agent to be genuine and is released and exculpated from all liability hereunder except as aforesaid or for willful misconduct or gross negligence. The sole responsibility of the Escrow Agent hereunder shall be to hold and release the Deposit in accordance with the provisions of this Agreement. The Escrow Agent shall be entitled to consult with counsel in connection with its duties hereunder. The Escrow Agent has executed this Agreement solely to confirm that it is holding and will hold the Deposit in escrow pursuant to the provisions of this Section 10 and for no other purpose.

SELLER:

SEVENS ST. LOUIS L.L.C.
a Delaware limited liability company

By: SAP II Manager Inc.

By: /s/ L. Thomas Osterman
Name: L. Thomas Osterman
Its: Vice President

PURCHASER:

TRIPLE NET PROPERTIES, LLC

a Virginia limited liability company

By: /s/ Jack Maurer
Jack Maurer
Its: Executive Vice President

The undersigned Escrow Agent hereby acknowledges receipt of the Deposit and a copy of this Agreement, and agrees to hold and dispose of the Deposit in accordance with the provisions of this Agreement.

ESCROW AGENT:

Fidelity National Title Insurance Company

By: /s/ Kenneth C. Cohen
Its: Senior Vice President

Date of Execution
by Escrow Agent:
September 20, 2007